CODE OF BUSINESS CONDUCT

The CAE Code of Business Conduct outlines CAE’s minimum position and expectations for appropriate corporate and individual conduct.  This Code provides general guidance as to acceptable behavior. This Code supplements but does not over-ride existing CAE policies, company standard practices and laws related to specific business activities.  This Code does not address every potential issue and relies upon CAE staff to use their common sense in an ethical manner.

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For further details on CAE’s approach to personal information, please consult the Privacy

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Dear Colleagues,

CAE’s reputation for conducting its business with the highest ethical standards has earned the trust of its customers, suppliers, investors and the general public.

CAE is committed to conducting its business in accordance with these standards and requires that its directors and all its employees, including individuals and organizations working on its behalf, strictly adhere to these standards.

The CAE Code of Business Conduct outlines CAE’s position and expectations for appropriate corporate and individual conduct.  The Code provides general guidance as to acceptable behaviour.  The Code supplements but does not over-ride existing CAE policies, company standard practices and laws related to specific business activities.  This Code does not address every potential issue and relies upon CAE staff to use their common sense in an ethical and honest manner.

Integrity, trust and respect are foremost amongst CAE’s corporate values.  As you review the Code of Business Conduct, please remember the trust that CAE places in you and the respect we have for your judgment to conduct all CAE business with the highest degree of integrity and in accordance with the Code’s rules of ethical behaviour. I particularly count on members of the management to lead by example in demonstrating the ethical behaviour and core business principles this Code embodies.

If you believe in good faith that a breach of this Code has occurred or likely will occur in the future, please promptly contact either the Human Resources or the Legal departments. Alternatively, you can report a breach of this Code anonymously to the EthicsPoint hotline (see CAEvox – Employees’ Corner – Employees’ toolkit – Programs & Policies – Ethicspoint). Go to www.ethicspoint.com  and click on “File a Report” or call 1-866-294-9551 (toll free in Canada and the USA–see CAEvox for international toll free numbers to call). See the end of this Code for more details on using Ethicspoint.

CAE will not tolerate any punitive action being taken against an employee for making a good faith report of a violation of this Code.

Thank you for your support, and for your commitment to protecting CAE’s reputation.

Marc Parent

President and Chief Executive Officer

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HIGHLIGHTS OF THE CODE OF BUSINESS CONDUCT

The success of CAE and its employees, in both their personal and their professional capacities depends upon the way in which they conduct themselves. Honesty, integrity and respect are keys to that success.

CAE directors and employees (which includes for the purposes of this Code all employees of CAE Inc. and its wholly-owned or controlled subsidiaries, including any employees seconded to joint venture companies), agents, representatives, contractors, suppliers and consultants shall:

1.                  conduct business fairly, honestly and with respect to all parties involved;

2.                  avoid personal conflicts of interests;

3.                  not accept or offer bribes, kickbacks or other forms of pay-offs;

4.                  not engage in any unfair business practice;

5.                  not use or disclose insider information for personal financial gain;

6.                  strictly comply with confidentiality obligations with respect to CAE’s proprietary information and that of its customers and suppliers and other parties who have disclosed information to CAE under a Non-Disclosure Agreement;

7.                  respect the spirit and letter of our contracts with both customers and suppliers;

8.                  not violate export, import or other applicable government regulations or laws;

9.                  not use or disclose CAE’s intellectual property or that of its customers or suppliers except as legally authorized;

10.              maintain accurate financial records of all transactions in accordance with CAE policies and procedures;

11.              avoid making any public statements regarding the business of CAE, unless specifically authorized to do so by an officer of CAE;

12.              respect the rights of all individuals and specifically abstain from any and all forms of harassment, physical, mental or sexual;

13.              not carry any firearms or weapons in the workplace;

14.              not use or possess any controlled substance or alcohol in the workplace;

15.              comply with all Health and Safety policies governing the workplace; and

16.              use and care for company equipment and assets in accordance with this Code and Company Standard Procedures.

Those individuals and companies whose services CAE retains are expected to conduct themselves in accordance with the Code of Business Conduct in their CAE-related activities.  It is the responsibility of the CAE employee retaining such persons to ensure that they are aware of the contents of this Code and that they agree to accept these provisions with respect to all dealings with or on behalf of CAE.

The above is a summary of the main guidelines of CAE’s Code of Business Conduct.  This Code is intended not only as a guide to how to conduct our business behaviour, but also to protect and support CAE, its directors, employees, representatives, customers and suppliers in the event of a breach of these guidelines. When a breach has been or may be committed, it is every employee’s duty to seek the advice of their supervisor, the Human Resources department or the Legal department as to the course of action to take.  All reports and inquiries will be taken seriously and treated confidentially (to the extent reasonably possible). Punitive measures taken against individuals who have submitted an allegation or question, in good faith, will not be tolerated.

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CODE OF BUSINESS CONDUCT

POLICY STATEMENTS

General

As part of its corporate social responsibility initiatives, CAE became a signatory to the United Nations Global Compact as of April 1, 2016. The Company is committed to respect the principles of the United Nations Global Compact addressing human rights, labour, environment and anti-corruption, which principles form an integral part of this Code of Business Conduct.

Conflicts of Interest, Improper Payments and Business Courtesies

Conflict of Interest

Employees have a duty to avoid financial, business or other relationships that might be opposed to CAE’s interests or might cause a conflict (or potential conflict) with the performance of their duties.  All employees shall conduct themselves in a manner that avoids even the appearance of conflict between their personal interests and those of CAE.

A conflict of interest arises in many ways.  Examples include:

•         serving as a director, officer, partner, employee, consultant or in any other key role in an organization which does or seeks to do business with CAE, or is a competitor or customer of CAE;

•         any interest (other than nominal shares in publicly-traded companies) in any supplier, customer or competitor of CAE;

•         any personal, financial or business interest competing with CAE’s interests.

Situations presenting an actual or potential conflict for an employee may also present a conflict if it involves a member of their family.   Employees are encouraged to consult their supervisor if they are unsure if certain activities are permitted.

Improper Payments

CAE strictly prohibits giving or taking bribes, kickbacks, or commissions or any other form of pay-off to or from our suppliers, customers or any other party (including employees), in an attempt to gain business or in exchange for favourable treatment.  Such actions are grounds for dismissal and possible criminal liability.

CAE funds must not be used to make payment, directly or indirectly, in money, property, services or any other form:

•         to a government official from any jurisdiction;

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•         to an individual whom the payer knows will pass the payment on to a government official;

•         to a representative, agent or consultant who might be expected to offer, give or promise part of the funds to a government official (please see CAE’s Corporate Policies & Procedures, Anti-Corruption Policy for further directions and guidance in this regard);

•         to persuade an individual to induce a government official to do or omit to do any act in violation of his/her lawful duty;

•         to bribe an individual employed by another company to do, or not do, something.

Choosing the services of dealers, lawyers, consultants, other professionals and suppliers should be done on the basis of qualifications, quality and price.

Business Courtesies

Business courtesies (gifts and entertainment) are intended to create goodwill and not to gain an improper advantage.  They may be extended and/or accepted provided that good judgment is exercised and the expenses involved are kept at reasonable levels and in accordance with local customs.

Giving or accepting gifts and entertainment may lead others to believe that your decision has been improperly influenced.  Giving or receiving a lavish gift or entertainment could be interpreted as giving/taking a bribe.

Some countries have strict laws regarding both offering and accepting anything of value that might influence a person’s business judgment.  It is thus very important that you make yourself aware of local laws and customs.

Accepting or offering modest gifts is permitted in the following circumstances:

•         if a reasonable person would clearly not perceive the gift as a means of influencing the purchasing process;

•         it is legal and consistent with ethical standards;

•         neither party would be embarrassed if the situation were publicized.

Acceptable gifts and entertainment include:

•         Occasional meals, refreshments, invitations to sports, theatre or similar events;

•         Inexpensive advertising or promotional materials, such as pens or key chains.

Where it would be extraordinarily impolite or otherwise inappropriate to refuse a gift of substantial value, you should consult with your supervisor who will determine whether the gift should be displayed in CAE’s offices, given to a charity auction or otherwise dealt with in a manner that does not create a conflict of interest.

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Unfair Competition

Restrictions on Unfair Competition

It is CAE’s policy to comply with all laws governing competition. In compliance with this policy, CAE must:

•         avoid agreements with any competitor of CAE on matters such as:

-          prices or other terms of sale to customers or from suppliers;

-          allocations of customers or territories;

-          bid rigging;

-          boycotts;

•         avoid discussing with any competitor of CAE sensitive or proprietary information such as:

-     the price, profit or terms of a sale;

-     competing goods and/or services;

-     the cost of producing competing goods and/or services;

-     production capacity, speed or percentage of utilization of service capacity;

-     customers or regional sales strategies;

-          the types or quantities of goods and/or services to be produced or sold.

•         when participating in joint ventures or teaming agreements with competitors, you must limit communications to those actually required for carrying on the business of the joint venture or teaming agreement;

•         deal fairly with all customers and suppliers, including competitors;

•         respect CAE’s customers' and suppliers' freedom to conduct business as they see fit;

•         avoid any use of coercion in the sale of products to customers;

•         avoid any unfair or deceptive act or practice;

•         avoid discussing with competitors any procurement CAE is pursuing.

There are competition laws  in each jurisdiction in which CAE carries on business. You should familiarize yourself with the local law before embarking on any of the actions set out above, or any other behaviour that restricts or harms fair competition.

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Teaming Agreements

CAE’s participation in teaming agreements or joint ventures could raise anti-trust or competitive issues.  Consequently, the use of teaming agreements or joint ventures must be restricted to specific opportunities and must be reviewed by the Legal department.

Securities Law and Insider Trading

Use or disclosure of inside information for personal gains, or to enable any other person or business to attempt to make such gains, is forbidden.  Employees possessing inside information may not pass the inside information to others ("tipping"), trade in, or recommend the purchase or sale of securities of CAE or securities of any corporation to which the inside information relates.

Inside information is any financial, or other information about the business of CAE or its related parties that is not generally known to the public but which if known could influence a reasonable investor in making a decision to purchase or sell CAE securities.  Examples include a potential business acquisition or disposition, internal financial information, important product developments, the grant or loss of a major contract, or any important financing transaction. Inside information also includes similar information concerning organizations with which CAE has business dealings, such as suppliers or  customers.

Employees must not, under any circumstances, disclose inside information until there has been full public disclosure of it through properly authorized corporate channels. Information is not public until it has been officially and broadly disseminated and sufficient time has passed to permit investors to evaluate it (typically two business days).

Certain CAE officers are deemed to be insiders. CAE’s Secretary maintains a list of insiders. Any CAE employee may have inside information and as a result be considered to be an insider. Other deemed insiders include the partner, spouse or relatives of an insider living with the insider, and a person who acquired inside information as a result of his or her CAE work.

Canadian law prohibits, subject to certain conditions, insiders from effecting short sales of securities of CAE or dealing in puts or calls on securities of CAE.

Given the possible legal sanctions that a breach of the applicable legislation can trigger, it is essential that employees be aware and comply with these rules.  If in doubt, seek guidance from CAE’s Chief Financial Officer, General Counsel or the Legal department.

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Confidentiality of Company, Employee and Third Party Information

Protection of CAE Proprietary Information

Your duty to keep CAE proprietary information confidential includes not using, disclosing, selling, giving, reproducing or otherwise distributing to any person such proprietary information. This obligation continues after you conclude  your employment at CAE.

“CAE proprietary information” means all information received by you relating to CAE, its employees, customers, subcontractors, suppliers, business partners/team members and potential acquisition targets, in oral, written, electronic or other form, including without limitation processes, formulas, research data, developments, marketing information, customers and/or suppliers lists, prices, costs, and salaries.

Appropriate precautions to protect CAE proprietary information include:

•         controlling access to confidential information;

•         keeping confidential information in secure places and out of eyesight;

•         avoiding discussions of confidential information in public places;

•         not providing confidential information to persons outside CAE, including family or friends, nor to other CAE employees who do not need to know the information;

•         using only secure media to send confidential information (e.g., not using insecure media such as cellular phones, e-mail, voice-mail) and ensuring that the recipient is the intended party;

•         the destruction or  disposal of confidential information according to CAE’s security requirements;

•         following CAE’s security processes and procedures set out in CAE’s Company Standard Practices and other policies.

Proprietary information remains the sole property of CAE or its employees, customers, subcontractors, suppliers, business partners/team members and potential acquisition targets. Proprietary information shall be returned to CAE immediately upon request or immediately after the termination of your employment for any reason.

Using Personal Resources for Work

You may use personal resources when working at home provided CAE proprietary information is safeguarded from unauthorized access, theft, misuse, loss or corruption.

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Access to Non-CAE Data

Employees must respect all restrictions and controls associated with all third party data.  Third party data cannot be removed from CAE premises unless authorization is first obtained from the third party.

Use of Personal Employee Information

CAE collects and maintains personal information relating to its employees and customers.  Such information will be treated as CAE proprietary information and can be seen only by those employees who have a need to know the information in the course of the execution of their duties and as permitted by law.  Unauthorized disclosure of this information to other employees or third parties, for example in response to a request for an employment reference, will not be tolerated and may lead to serious sanctions, up to and including termination of employment.

In order to fulfill its contractual commitments and/or to follow certain laws to which it may be subject, CAE may have to inquire as to the nationality or citizenship of its employees.  In these cases it is the responsibility of each such employee to keep his/her immediate supervisor and the Human Resources department informed of any change in nationality or citizenship.

For further details on CAE’s approach to personal information, please consult the Privacy section of the Corporate Policies & Procedures.

Dealings with Governments

Government Contracts

In conducting business with government agencies, CAE must adhere to certain contract and procurement rules designed to protect the integrity of the purchase  process.  The delivery to a governmental customer of a proposal, price quotation or other document or statement that is knowingly false, incomplete or misleading may result in civil or criminal liability being imposed upon CAE and/or the employees involved.

Government Inquiries

CAE employees work with various government agencies in accordance with routine practices and procedures. If a government requests an interview, seeks information or access to files, or asks a non-routine question, you should contact your supervisor, who should consult the Vice President, Public Affairs and Global Communications or the Legal department.

Classified Government Information

Employees with security clearances and access to classified information must ensure that such information is handled in accordance with applicable regulations and procedures:

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•         no employee should access, accept or retain any classified material or information unless the employee must need to know the information for the performance of his/her job related functions and the appropriate security clearance is currently in place.  These restrictions apply to any classified information in any form;

•         any doubt about whether a document is or should be classified or restricted should be resolved by a Company Security Officer;

•         employees shall not seek nor obtain, directly or indirectly, from any government employee or other third parties, unless clearly authorized, any information believed to contain classified information.

Subcontractors and Suppliers Under Government Contracts

Suppliers and subcontractors performing under government contracts must often comply with demanding rules and regulations. Employees who are responsible for such contracts (including subcontracts or the purchasing of supplies) are expected to be aware of these requirements and to respect same.

Political Donations

CAE does not seek to regulate the political affiliations or activities of CAE employees, provided that you conduct such activities on your own time after work hours and do not use CAE assets for such activities. CAE companies may NOT make political donations, be it to a political party, a politician, a political candidate or otherwise. Please consult the Charitable and Political Contributions Section of CAE’s Corporate Policies & Procedures for further details on this subject.

International Regulations and Exporting / Importing

International Regulations

CAE’s policy is to comply with applicable laws in all countries where the organization does business.

In particular, you must:

•         become familiar with all export regulations which govern the shipment of CAE’s products and services to the importing country;

•         be accurate when furnishing information to any person hired to facilitate export or import transactions;

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•         when required, consult with experts with respect to specific guidelines on how to deal with international transactions; and

•         obey the laws and customs of the country where the work is being performed.

Exporting and Importing

CAE’s policy is to comply with applicable laws and regulation concerning the exportation, re-exportation, and importation of commodities, services and technical data.

Amongst other requirements, transactions involving various parts, articles, services and data may require the prior approval from the Canadian and/or foreign government.  Export of defence articles, technical data as well as the furnishing of defence services usually requires Canadian Department of Foreign Affairs’ approval and, when U.S. technology or parts are involved, the U.S. Department of State or Commerce Department’s approval.

It is the responsibility of each CAE Business Unit or Division to ensure that its activities comply with applicable policies in all areas where it does business.  If there is a question of any kind as to whether particular articles, data and services require approval, you should consult the Legal department or internal regulatory specialists.

Intellectual Property

Protection of Intellectual property

Intellectual property is a valuable CAE asset.  Intellectual property includes patents, copyrights, trademarks, know-how, technical data, trade secrets and other information (such as designs, drawings, specifications for products, material and equipment, process and manufacturing information, quality control information, performance data, product application information and other similar information).

CAE, its customers and suppliers have invested heavily in developing their intellectual property.  Careless, reckless or negligent handling of intellectual property can cause irreparable harm to its owner.

To protect intellectual property, you must:

•         ensure that the necessary agreements (Non-Disclosure, Licensing Agreements, etc.) are signed when required;

•         execute confidentiality agreements with persons outside CAE before discussing any aspect of CAE’s or our clients' or suppliers' intellectual property;

•         obtain or receive competitors' information only in accordance with sound business and ethical principles;

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•         when being approached with any offer of confidential information, ensure that the conditions under which the information is received are understood and accepted by both parties and that it is legal to receive such information;

•         supply confidential information in response to legitimate requests by governmental authorities only after consulting with the Legal Department and ensuring that the information submitted will be treated confidentially;

•         when approached with any offer of confidential information which you have reason to believe may have been obtained improperly, discuss the matter with your supervisor and/or Legal department (before receiving the information) in order to determine whether the information should be accepted or declined.

Copyrights

CAE must ensure compliance with all copyright restrictions set out in applicable license agreements.

Software

Software must not be copied unless the owner of the copyright or the license holder specifically authorizes same or it is otherwise legally permitted.

Inventions, Patents and Trademarks

Under applicable law and/or pursuant to applicable employee invention and confidentiality agreements, inventions and other intellectual property created by employees within the scope of their employment or in fields related to CAE’s business activities belong to CAE.  CAE has the exclusive right to decide whether to seek patent protection for any such invention.

Employees must promptly disclose to the applicable Director, Engineering and to the Legal Department any and all inventions or intellectual property created by them in order to provide CAE with the opportunity to pursue appropriate protective measures.  It is also CAE policy to protect the interests of third parties who have patents.  Employees must not, in the course of their employment, make, use or sell patented inventions owned by others unless CAE has obtained authorization licence to do so.  Further information concerning the laws and rules relating to patents and CAE’s policies with respect to those laws and regulations can be found in our Intellectual Property Policy or obtained from the Legal department.

CAE trademarks, trade names and logos must always be used properly and any unauthorized use by third parties of CAE’s name, trademarks or logos should be reported immediately to the Legal Department.

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Contracts and Records

Contracts

Contracts to which CAE is a party must be in writing.  Side letters or comfort letters which are not exhibits, appendices or attachments to the main document can only be executed with the approval of the Legal department.

Before confidential or proprietary information is accepted from or released to any third party, a non-disclosure agreement should be signed by the parties.

Corporate records

All employees must ensure the accuracy and integrity of CAE’s corporate records.  This includes reliability and accuracy of books and records as well as honesty in public disclosure documents and in responding to government enquiries.

The books of account, financial statements and records of CAE are intended to reflect accurately, fairly and in reasonable detail CAE’s operations and financial position, underlying transactions and transfers of assets.  The books, statements and records should be maintained in accordance with established financial and accounting policies issued by CAE and in accordance with Canadian Generally Accepted Accounting Principles (currently IFRS).  All of CAE’s assets and liabilities should be properly recorded in CAE’s books.

In keeping accurate books and records, you must:

•         ensure that transactions are properly authorized, and that all books and records detail CAE transactions completely and accurately;

•         refrain from creating records intended to conceal anything improper;

•         ensure that books of account and accounting procedures are supported by a comprehensive system of internal controls and that they are available for inspection by directors and auditors;

•         co-operate with internal and external auditors;

•         volunteer knowledge of any untruthful or inaccurate statements or records whether intentionally or unintentionally made;

•         bring to the attention of supervisors transactions that do not seem to serve a legitimate commercial purpose;

•         ensure that no undisclosed or unrecorded fund may be established for any purpose.

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Time charging

Proper time charging must be observed.  While the Chief Financial Officer has the ultimate responsibility to ensure that all costs are properly accounted for and charged, this is not possible unless employees, their supervisors and consultants ensure that the time actually worked is accurately entered on the appropriate time card/sheet. Improper charging on government and/or customer contracts could result in civil and criminal liability being imposed upon both CAE and the employee(s) involved.

Financial Statements

Employees assisting in the preparation of quarterly or annual financial statements, either for CAE Inc. or for consolidation into those of CAE Inc., must ensure that, to the knowledge of such employee, the statements:

•     do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered therein;

•     and the financial information included therein fairly present in all material respects the financial condition, results of operations and cash flows of CAE or its subsidiary as of, and for, the periods presented therein.

Employees assisting in the preparation of quarterly or annual reports containing financial statements for CAE must ensure that, to the knowledge of such employee, such reports contain any further material information necessary to make the report contents, in the light of the circumstances under which they are made, not misleading.

Public Statements and Shareholder Relations

Public Statements and Media Relations

Employees, consultants or CAE representatives are not authorized to speak on behalf of CAE.  Permission to speak on behalf of CAE must be obtained by the Vice President, Public Affairs and Global Communications. This applies to all communication vehicles (such as statements, speeches, letters or articles) and all communication media or networks (such as newspaper, radio, television, email, trade magazines, blogs or other Internet-based communication).

If you are asked to give a presentation or express views on matters generally relating to goods or services offered by CAE, the presentation should begin by stating that the views expressed are personal and do not necessarily represent those of CAE (unless an approved CAE position is being presented).

Dealings with the media must only be handled by CAE authorized personnel.  Unless an employee is a designated spokesperson or is otherwise authorized to speak to reporters or the media on behalf of CAE as part of his/her normal duties, all media enquiries must be referred to CAE‘s Vice President, Public Affairs and Global Communications.

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Shareholder Relations

Requests from shareholders for information concerning CAE and its business should be forwarded to CAE’s Vice President, Investor Relations & Strategy. Dividend enquiries and other questions pertaining to shareholder rights and issues should be referred to the Corporate Secretary.

Equal Opportunity and Harassment – Free Workplace

Equal Opportunity

CAE is committed to equity in all its employment practices and policies.  It seeks to recruit, develop, reward and retain its employees on the basis of merit, ability and performance.

CAE will conduct its business in a manner that will make it a desirable employer. In doing so, CAE will:

•         strive to maintain a work environment in which the personal dignity of all individuals is respected by it as well as its employees;

•         prohibit discrimination, intimidation or harassment on the basis of race, gender, age, religious beliefs or any other characteristic protected by law;

•         forbid political coercion or intimidation in the workplace.

Harassment

CAE’s management is committed to maintaining an atmosphere free of any form of harassment or violence in the workplace.  Harassment, including physical, sexual or psychological harassment, is a form of discrimination and is prohibited.  Harassment means any conduct, comment, gesture or contact that:

•         is likely to cause offence or humiliation to an employee, customer or supplier;

•         might reasonably be perceived as placing a condition of a discriminatory nature on employment opportunities, such as training or promotion.

CAE will make every effort to ensure that neither employees, consultants, suppliers nor customers are harassed.

Management, with the assistance of an attorney, as necessary, will investigate any allegations respecting Human Rights violation.  If it is concluded that the allegations are true and the behavior complained of is in violation of Human Rights law, appropriate disciplinary action will be taken, up to and including termination of employment.

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Sexual Harassment

Specific cases of sexual harassment will be treated with seriousness, sensitivity and confidentiality to the extent possible in the circumstances.

Sexual harassment can assume different forms, namely:

•         unsolicited demands for sexual favours;

•         physical contact, remarks, insults, jokes and comments of a sexual nature that cause a prejudice to the dignity of the individual;

•         intimidation, threats, reprisals, refusal to grant promotion as well as dismissal or unjust treatment, associated with refusal to grant sexual favours.

Employees who believe that they are sexually harassed shall follow the complaint procedure described in CAE’s Policy Against Harassment.

Safety in the Workplace

Drug and Alcohol Free Workplace

CAE prohibits the unlawful use, possession, dispensation, distribution or manufacture of a controlled substance or alcohol in the workplace.  Arriving at the workplace or any customer site under the influence of any controlled substance or alcohol is also prohibited.

Smoke Free Workplace

Where legislation prohibits smoking in enclosed workplaces and public places, people who wish to smoke must do so during their break times outside of the building.  Customers, contractors and consultants visiting CAE must respect this policy.

Firearms

Firearms or weapons are prohibited within the workplace.

Occupational Health and Safety

CAE believes that high levels of health and safety performance are integral elements of operational excellence and can be realized by a commitment to continuous improvement.

As part of CAE’s Health and Safety Policy, all employees must:

•         familiarize themselves with all health and safety policies, procedures and practices;

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•         take responsibility for their own safety and that of their co-workers and strictly adhere to safety regulation and practices;

•         assume active involvement in health and safety training activities;

•         identify any hazard in the workplace and whenever possible initiate corrective action and bring this to the attention of management;

•         use personal protective equipment correctly where required.

Environment

CAE is committed to protecting the environment. It should be the objective of every CAE employee to minimize waste and emissions from our operations. By successfully reducing pollution at its source, we can help protect the communities we do business in and maintain a safe and healthy workplace for our employees. Please help CAE to identify and implement pollution prevention practices. Environmental protection is every employee's responsibility. Preventing pollution is a prime consideration in research, process design and facility operations by reducing and eliminating the generation of waste and emissions at the source or, whenever practical, substituting non-hazardous material. CAE and its employees will respect all environmental regulations.

CAE Property

Security

You must protect CAE property as well as any information and documentation under your custody and control.

You should be alert to the potential for harm, loss, misuse or theft of CAE assets.

CAE assets include:

•         funds and negotiable instruments;

•         physical property, premises, supplies and equipment;

•         computer systems, other technology, automated resources and network access (for example, Internet);

•         intellectual property, including software developed by employees or provided by third parties;

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•         information and data about CAE or its customers, however stored or maintained, including those held in electronic media form (e.g. CD ROMs, USB sticks, flash drives etc.).

Use of CAE Property Off Premises

Except as may be required for working at home, furnishings, equipment, supplies, files or other information are not to be removed from CAE’s premises without written authorization.

If you regularly work at home or off-site as part of an approved arrangement, and have CAE assets in your custody, you are expected to keep those assets safe by following CAE’s security policies and procedures.  It is important that any use of CAE property or services, which is not solely for the benefit of CAE, be approved in advance by your supervisor.

CAE Assets in the Hands of Third Parties

If you have authorized CAE assets to be held by a third party, you must ensure that security procedures are in place at such off-site location to properly protect CAE’s assets.

Computer Systems, Internet, Intranet and E-mail

Integrity of Computer Systems

Computer systems, programs and information assets must be protected from theft, misuse, loss or corruption.  It is your duty to safeguard information which is in your custody or which you use. CAE’s security processes must be complied with at all times and include requirements applicable to a specific system or program.  Practices to be followed include:

•         using authorized computer programs and software;

•         complying with computer back-up and virus protection requirements;

•         safeguarding all access identifiers (e.g., passwords, access codes, badges), combinations, and physical keys; ensuring they are not provided, lent, shared or duplicated without authorization;

•         when using vendor and third party systems and programs, licensing, confidentiality and registration requirements must be complied with in accordance with provisions agreed to by CAE;

•         reporting any weakness or deficiency in a CAE system or security protection procedure to your superior or other appropriate CAE officers;

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•         not discussing or disclosing the design or operation of CAE’s systems or security protection processes or procedures with people who do not have a need to know same in their CAE-related duties.

Internet, Intranet and E-mail

All Internet, Intranet and email activities are to be conducted by employees or consultants for legitimate business purposes.  CAE owns and has the right to monitor, inspect and disclose all electronic files and records on CAE systems.  Employee use of all CAE computing resources, including personal computers, computer network servers and Internet, Intranet and email access must comply at all times with CAE policies and applicable laws, including those relating to intellectual property, privacy, human rights, defamation, pornography and unfair competition.

Reporting violations of the Code of Business Conduct

Procedure

If you believe that a breach of the Code of Business Conduct has occurred or will most likely be committed in the future, promptly contact your immediate supervisor, the Human Resources department or the Legal department.

Alternatively, you can report any such problem confidentially to the Ethicspoint hotline.  EthicsPoint is a confidential Internet and telephone based reporting tool that assists management and employees to work together to address fraud, abuse, misconduct, and other violations in the workplace, while helping to cultivate a positive work environment.

What to Report:  Situations, events or actions by individuals or groups that you reasonably believe will be a breach of the Code of Business Conduct.  Frivolous or unfounded reports do not help foster a positive workplace.

If you are uncertain if a situation violates this Code of Business Conduct, another CAE policy, is illegal or constitutes harassment or discrimination, please contact your Human Resources representative or use EthicsPoint to obtain clarification. We would much rather have you ask than let potential problems go unchecked. However, EthicsPoint should not be used for immediate threats to life or property.  These types of reports should be directed to 911.

How to File a Report:

  Access EthicsPoint to report (www.ethicspoint.com)
  Complete a report
  Follow-up on your report

EthicsPoint is carefully designed to maintain your confidentiality and anonymity at every step.  Step-by-step instructions guide you to help ensure that you do not inadvertently compromise its safeguards.

Step 1:  Access EthicsPoint to report:  Use any one of these three convenient channels of communication.

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CAE Intranet

Public Internet

Toll-Free Phone
Click on link provided on CAE’s intranet site. You will automatically be linked to EthicsPoint’s secure home page.	From any computer having Internet access (home, public library, neighbor, etc.), go to www.ethicspoint.com and click on ”File a Report”.

Call your EthicsPoint’s toll-free hotline. The phone number of each country where CAE is present is available on the Ethicspoint website. A compliance specialist will assist you in entering your report into the EthicsPoint system.

Step 2: Complete a Report:  Following the on-screen or compliance specialist’s instructions please complete a report, being as thorough as you can.

1.      Please read or listen to the anonymity information very carefully.  It helps to ensure that you do not compromise your identity during the reporting process.

2.      Complete the report, providing information about the incident, including:

•         Who: persons engaged in the incident, including titles;

•         What: what specifically occurred;

•         Where: the location of the incident; and

•         When: the time and duration of the incident.

3.      Next, you will be asked to create a password.  Then the EthicsPoint system will generate an identification code called a “Report Key.”  Write them both down, and keep them in a safe place.  You will need them to follow-up later, or if you ever want to review or amend your report.

Step 3: Follow-Up: Six business days after you complete your report, please return to the EthicsPoint system to see if CAE has any follow-up questions or requests.

1.      Reconnect with the EthicsPoint system using any of the three channels of communication: CAE Intranet, Public Internet, or Toll-Free Phone.

2.      This time click on (or ask to perform) a Follow-Up.

3.      Provide your Report Key and Password.

4.      You can now elect to review report details, respond to questions, and add information.

•         To review your report, just click “Review Report Details” or ask the compliance specialist.

•         You will be told if CAE has entered questions about your report.  Answer the questions verbally or by typing.

•         You can add information to the report verbally or by typing in the “Submit New Information” box.

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5.      If you have agreed to participate in an EthicsChat, click “Join a Chat” at the specified time.  Type your comments into the field at the bottom of the window and click “Submit.”

An EthicsChat is a real-time communication between you and an EthicsPoint representative to clarify details and answer questions.  Like the rest of the EthicsPoint system, it is confidential and anonymous.

6.      You may return regularly to review your report, answer questions, and add information.

If you receive a written enquiry or complaint with respect to CAE’s accounting practices and/or financial records, a copy of such communication should be forwarded to the Human Resources department and the Legal department.  If such communication is addressed to the Audit Committee, Board of Directors or any member thereof, you and the Secretary will ensure that the communication is forwarded immediately to the Chairman of the Audit Committee with, if the communication is open, a copy to the Human Resources department and the Legal department.

The Legal Department must make a record of the receipt of the report and document how the situation was dealt with.  All information will, to the extent possible, be received in confidence. The General Counsel will report to the Chief Executive Officer, Chairman and the Corporate Governance Committee of the Board of Directors any material allegations received by the Company.

No punitive action will be taken against an employee for making a good faith report of a violation.  However, if said employee participated in the prohibited activity, disciplinary action may nonetheless be necessary.  The employee’s decision to report will, in all cases, be given due consideration.

Any employee who fails to comply with the Code of Business Conduct, or who withholds information during the course of an investigation regarding a possible violation of the Code is subject to disciplinary action up to and including termination of employment.  Depending upon the nature of the non-compliance, CAE may have the legal obligation to report the situation to the appropriate authorities.

Retaliation

Disciplinary action up to and including dismissal will be taken against any supervisor who punishes, directly or indirectly, or encourages others to do so, against an employee who reports a violation of the Code.

It is CAE’s objective to establish an environment in which employee reports are expected and accepted and in which employees feel free to voice a concern or report a violation without fear of intimidation.

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Interpretation of the Code of Business Conduct

In interpreting the Code of Business Conduct, the spirit as well as the literal meaning must be observed.  CAE managers have the initial responsibility to interpret and to provide you with explanations regarding this Code. The individuals listed below or their designates are available to assist CAE managers in the interpretation and application of this Code. Each CAE location is supported by a Human Resources Representative who is granted the status of as CAE ethic officer and is available to support the management and the employees in the interpretation of the Code. Ultimate responsibility for compliance with this Code will rest with CAE’s Vice-President, Human Resources and Administrative Services and Vice President, Legal, General Counsel & Corporate Secretary.

The Code of Business Conduct may be changed at any time by CAE.

Sources of Assistance

Conflict of Interest:	Supervisor Human Resources Representative General Counsel
Employee Issues:	Human Resources Representative
Insider trading:	General Counsel Vice President, Finance and Chief Financial Officer
Legal Matters:	General Counsel
Media Inquiries:	Vice President, Public Affairs and Global Communications
Suspected breach of the Code of Business Conduct:	Supervisor Human Resources department Legal department

March 21, 2017

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